News

DENBURY REPORTS 2015 FOURTH QUARTER AND ANNUAL RESULTS AND REPORTS YEAR-END 2015 PROVED RESERVES

PLANO, TX – February 18, 2016 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced an adjusted net loss(1) (a non-GAAP measure) of $3 million for the fourth quarter of 2015, or $0.01(1)(2) per diluted share. On a GAAP basis, the Company recorded a quarterly net loss of $885 million, or $2.56 per diluted share. The adjusted net loss(1) for the fourth quarter of 2015 differs from the GAAP net loss primarily due to the exclusion of a $1.3 billion ($832 million after tax) write-down of oil and natural gas properties.

Sequential comparisons of selected quarterly financial items are shown in the following table:

	Quarter Ended
(in millions, except per share and unit data)	Dec. 31, 2015	Sept. 30, 2015	Dec. 31, 2014
Net income (loss)	$(885)	$(2,244)	$364
Adjusted net income (loss)(1) (non-GAAP measure)	(3)	63	93
Net income (loss) per diluted share	(2.56)	(6.41)	1.04
Adjusted net income (loss) per diluted share(1)(2) (non-GAAP measure)	(0.01)	0.18	0.27
Cash flows from operations	165	273	338
Adjusted cash flows from operations(1)(3) (non-GAAP measure)	129	243	350

Revenues	$266	$300	$480
Receipt on settlements of commodity derivatives	78	161	104
Revenues and commodity derivative settlements combined	$344	$461	$584

Average realized oil price per barrel (excluding derivative settlements)	$40.41	$45.74	$70.80
Average realized oil price per barrel (including derivative settlements)	$52.67	$71.32	$86.67

Total production (BOE/d)	72,002	71,410	74,875

Adjusted net income (loss)(1) for the fourth quarter of 2015 decreased by $66 million on a sequential-quarter basis and $96 million when compared to the prior-year fourth quarter. The changes during both comparative periods were primarily due to lower oil revenues in the fourth quarter of 2015 as a result of

(1)
A non-GAAP measure. See accompanying schedules that reconcile GAAP to non-GAAP measures along with a statement indicating why the Company believes the non-GAAP measures provide useful information for investors.

(2)	Calculated using weighted average diluted shares outstanding of 350.9 million for the three months ended September 30, 2015, and 350.0 million for the year ended December 31, 2015.

(3)	Adjusted cash flows from operations reflects cash flows from operations before working capital changes.

the decline in realized oil prices and a reduction in receipt on settlements from the Company’s derivative contracts. These decreases were partially offset by reductions in depletion, depreciation and amortization, general and administrative expenses, and taxes other than income in both periods, with the change versus the prior year fourth quarter also benefiting from a reduction in lease operating expenses. Adjusted cash flows from operations(1)(3) (a non-GAAP measure) for the fourth quarter of 2015 decreased $114 million on a sequential-quarter basis and $221 million from the prior-year fourth quarter, primarily as a result of lower revenues and hedging receipts, offset in part by a decrease in many of the Company’s operating expenses.

ANNUAL RESULTS

Denbury’s full-year 2015 adjusted net income(1) was $131 million, or $0.37 per diluted share. On a GAAP basis, the Company recorded a full-year 2015 net loss of $4.4 billion, or $12.57 per diluted share, on annual revenues of $1.2 billion. Adjusted net income(1) for the full-year 2015 differs from GAAP net income for the year primarily due to the exclusion of (1) a $4.9 billion ($3.1 billion after tax) write-down of oil and natural gas properties, (2) a $1.3 billion ($1.2 billion after tax) impairment of goodwill, and (3) a $364 million ($225 million after tax) loss on noncash fair value adjustments on commodity derivatives(1).

Year-over-year comparisons of selected annual financial items are shown in the following table:

	Year Ended
(in millions, except per share and unit data)	Dec. 31, 2015	Dec. 31, 2014
Net income (loss)	$(4,385)	$635
Adjusted net income(1) (non-GAAP measure)	131	365
Net income (loss) per diluted share	(12.57)	1.81
Adjusted net income per diluted share(1)(2) (non-GAAP measure)	0.37	1.04
Cash flows from operations	864	1,223
Adjusted cash flows from operations(1)(3) (non-GAAP measure)	819	1,269

Revenues	$1,244	$2,417
Receipt on settlements of commodity derivatives	512	1
Revenues and commodity derivative settlements combined	$1,756	$2,418

Average realized oil price per barrel (excluding derivative settlements)	$47.30	$90.74
Average realized oil price per barrel (including derivative settlements)	$67.41	$90.82

Total production (BOE/d)	72,861	74,432

Adjusted net income(1) for full-year 2015 decreased by $234 million compared to 2014, primarily due to a decrease in oil revenues as a result of lower realized prices, partially offset by an increase in receipt on settlements from the Company’s derivative contracts and reductions in all expense categories during 2015. Adjusted cash flows from operations(1)(3) during 2015 decreased $450 million from 2014, primarily as a result of lower revenues and hedging receipts, offset in part by a decrease in many of our cash expenses.

MANAGEMENT COMMENT

Phil Rykhoek, Denbury’s President and CEO, commented, “I am very pleased with our response to the continued commodity price downturn, driving significant year-over-year reductions in capital and lease operating expenditures, while taking important steps to improve our operational efficiency and positioning us well for the future. Maintaining our liquidity and financial flexibility is paramount in this oil price environment, and we continue to adjust our business to preserve our financial security and flexibility. During 2015, we generated over $390 million of excess cash flow after incurred development capital expenditures and dividends, part of which was due to our cost reduction efforts. We used $220 million of this cash flow to reduce our bank debt to $175 million at year-end, leaving us with well over a billion dollars of current liquidity. We also recently modified our bank loan agreement to enable us to comply with our bank debt financial maintenance covenants through the end of 2017, assuming current strip pricing. Lastly, we have recently entered into additional hedges for the second half of 2016 and first quarter of 2017 to further protect our liquidity. We now have hedges covering an average of 27,000 barrels of oil per day (“Bbls/d”) in the third and fourth quarters at an average price of $40.66 per barrel. While we believe oil prices will ultimately improve, we are taking steps to ensure we have liquidity and resources to weather this storm.

“For 2016, we anticipate capital expenditures of approximately $200 million in 2016, a fifty-one percent reduction from 2015 capital expenditures of $407 million. Despite this significant reduction in capital spending for the second year in a row, our production declines should be minimized due to the long-lived low-decline profile of our asset base. We expect 2016 annual production will be approximately seven to twelve percent below 2015 levels, about sixty percent due to natural declines, with the other forty percent due to production shut-in for economic reasons. We continue to focus on reducing costs, increasing efficiency, and maximizing our cash flow in this environment, which means we will continue to evaluate shutting-in production that becomes uneconomic to produce at current prices.

“Denbury has many competitive advantages in this low-priced environment, including reduced bank debt, substantial liquidity, and low-decline assets. We continue to improve our operational efficiency, which will permanently enhance our future profitability, and to evaluate ways to strengthen our financial position. We are optimistic about the daily improvements occurring in our business, and look forward to promising days ahead.”

PRODUCTION

Denbury’s total production for the fourth quarter of 2015 averaged 72,002 barrels of oil equivalent per day (“BOE/d”), including 41,177 Bbls/d from tertiary properties and 30,825 BOE/d from non-tertiary properties. Denbury’s average production for the full-year 2015 was 72,861 BOE/d, down 2% from the prior year’s level, including annual tertiary production of 41,602 Bbls/d and non-tertiary production of 31,259 BOE/d. Fourth quarter 2015 production was 95% oil, unchanged from the same prior-year period.

Total fourth quarter 2015 production increased 1% on a sequential-quarter basis and decreased 4% compared to production during the fourth quarter of 2014, and reflects the impact of just under 1,700 BOE/d attributable to wells shut-in at year-end as uneconomic to either produce or repair due to commodity prices. In addition to the production shut-in during 2015, in early 2016 the Company decided to shut-in incremental production for economic reasons which totaled approximately 900 BOE/d. Production during the fourth quarter of 2015 compared to the prior-year quarter reflects the impact of a contractual reversionary assignment in Delhi Field occurring on November 1, 2014, which decreased the Company’s ownership interest in the field by approximately 25%. Fourth quarter 2015 tertiary oil production increased 1% on a sequential-quarter basis and decreased 2% compared to the fourth quarter of 2014. Non-tertiary oil-equivalent production during the fourth quarter of 2015 was up 1% on a sequential-quarter basis and down 7% from comparable production in the fourth quarter of 2014.

REVIEW OF FINANCIAL RESULTS

Oil and natural gas revenues, excluding the impact of derivative contracts, decreased 45% when comparing the fourth quarters of 2015 and 2014, due to a 41% decline in realized commodity prices and a 4% decline in production. Denbury’s average realized oil price, excluding derivative contracts, was $40.41 per Bbl in the fourth quarter of 2015, compared to $45.74 per Bbl in the third quarter of 2015 and $70.80 per Bbl in the prior-year fourth quarter. Including derivative settlements, Denbury’s average realized oil price was $52.67 per Bbl in the fourth quarter of 2015, compared to $71.32 per Bbl in the third quarter of 2015 and $86.67 per Bbl in the prior-year fourth quarter. The oil price realized relative to NYMEX oil prices (the Company’s NYMEX oil price differential) in the fourth quarter of 2015 was $1.74 per Bbl below NYMEX prices, compared to a differential of $0.96 per Bbl below NYMEX in the third quarter of 2015 and $2.24 per Bbl below NYMEX in the prior-year fourth quarter.

The Company’s total lease operating expenses in the fourth quarter of 2015 averaged $19.31 per BOE. Lease operating expenses during the third quarter of 2015 included insurance and other expense reimbursements recognized during the quarter totaling $14 million, or $2.09 per BOE. Excluding these special items, lease operating expenses per BOE during the fourth quarter of 2015 decreased 1% from the $19.43 per-BOE average in the third quarter of 2015, and decreased 15% from the $22.64 per-BOE average in the fourth quarter of 2014. These decreases were primarily due to the Company’s cost reduction efforts throughout 2014 and 2015, as well as general market decreases in the prices of many of the components of these costs.

Taxes other than income, which includes ad valorem, production and franchise taxes, decreased $1 million sequentially and $9 million from the prior-year fourth quarter level. The levels of taxes other than income during most periods are generally aligned with fluctuations in oil and natural gas revenues.

General and administrative expenses were $27 million in the fourth quarter of 2015, decreasing $5 million, or 17%, sequentially and $8 million, or 22%, from levels of the same expenses in the prior-year fourth quarter. On an annual basis, general and administrative expenses decreased $14 million, or 9%, from 2014 to 2015. The decreases during both periods were due largely to an approximate 11% reduction in headcount between year-end 2014 and 2015, which resulted in lower employee compensation and related costs, as well as other cost reduction efforts.

Interest expense, before capitalized interest, was $47 million in the fourth quarter of 2015, compared to $50 million in the fourth quarter of 2014, due primarily to a $234 million decrease in average debt outstanding. Capitalized interest was $7 million during the fourth quarter of 2015, consistent with fourth quarter of 2014 levels, resulting in net interest expense of $40 million in the fourth quarter of 2015, compared to $43 million in the prior-year fourth quarter. Excess cash flow from operations was used to pay down borrowings on the Company’s bank credit facility, which ended the fourth quarter of 2015 at $175 million, down from $395 million as of December 31, 2014.

As a result of the significant decrease in commodity pricing from fourth quarter of 2014 levels, the Company recognized pre-tax full cost pool ceiling test write-downs of $1.3 billion and $4.9 billion during the quarter and year ended December 31, 2015, respectively. In determining these write-downs, the Company is required to use the average of rolling first-day-of-the-month oil and natural gas prices for the preceding 12 months, after adjustments for market differentials by field. The preceding 12-month price averaged $48.11 per Bbl for crude oil and $2.45 per thousand cubic feet (“Mcf”) for natural gas for the year ended December 31, 2015. Based on current oil prices, another full cost ceiling test write-down is likely in the first quarter of 2016.

Denbury’s overall depletion, depreciation, and amortization (“DD&A”) rate was $16.96 per BOE in the fourth quarter of 2015, compared to $22.81 per BOE in the prior-year fourth quarter. The decrease was primarily driven by a reduction in depletable costs associated with the Company’s reserves base resulting from the full cost pool ceiling test write-downs recognized during the first nine months of 2015, partially offset by a reduction in proved oil and natural gas reserve volumes (discussed further below). Based on full cost pool ceiling test write-downs recognized during 2015, the DD&A rate for the first quarter of 2016 is expected to decrease further from the fourth quarter of 2015 rate.

Receipts on settlements of oil and natural gas derivative contracts were $78 million in the fourth quarter of 2015, compared to receipts of $161 million in the third quarter of 2015 and $104 million in the fourth quarter of 2014. On an annual basis, receipts on settlements of oil and natural gas derivative contracts totaled $512 million during 2015, resulting in an increase in average net realized prices of $19.24 per BOE.

Denbury’s effective tax rate for the fourth quarter of 2015 was 36.5%, relatively consistent with the effective tax rate of 37.4% in the prior-year fourth quarter. The Company’s estimated statutory rate remained at 38%, consistent with the prior-year fourth quarter. Denbury’s effective tax rate for full-year 2015 was 30.7%, less than the Company’s statutory rate, primarily as a result of the impairment of goodwill during the third quarter of 2015, whereby a significant portion of the $1.3 billion balance that was written off for financial reporting purposes did not have a related tax basis, and therefore no corresponding tax benefit was realized related to the impairment.

YEAR-END 2015 PROVED RESERVES

Denbury’s total estimated proved oil and natural gas reserves at December 31, 2015 were 289 million barrels of oil equivalent (“MMBOE”), consisting of 282 million barrels of crude oil, condensate and natural gas liquids (together, “liquids”), and 38 billion cubic feet (or 7 MMBOE) of natural gas. Reserves were 98% liquids and 79% proved developed, and 57% of those reserves were attributable to Denbury’s CO2 tertiary operations.  The net reduction in total proved reserves of 149 MMBOE during 2015 was the result of 126 MMBOE of revisions due to price changes, which is discussed further below, as well as 27 MMBOE of 2015 production, slightly offset by 4 MMBOE of other net upward revisions or additions.

	Oil (MMBbl)	Gas (MMcf)	MMBOE
Balance at December 31, 2014	362	452	438
Revisions due to price changes	(61)	(389)	(126)
2015 production	(25)	(8)	(27)
Other revisions	6	(17)	4
Balance at December 31, 2015	282	38	289

The estimated discounted net present value of Denbury’s proved reserves at December 31, 2015, before projected income taxes, using a 10% per annum discount rate (“PV-10 Value”)(1) (a non-GAAP measure), was $2.3 billion, compared to $8.7 billion at December 31, 2014.  PV-10 Value(1) and estimated proved reserves for 2015 were computed using first-day-of-the-month 12-month average prices of $50.28 per Bbl for oil (based on NYMEX prices) and $2.63 per million British thermal unit (“MMBtu”) for natural gas (based on Henry Hub cash prices), adjusted for prices received at the field.  Comparative prices for year-end 2014 were $94.99 per Bbl of oil and $4.30 per MMBtu for natural gas, adjusted for prices received at the field.

Proved oil and natural gas reserve quantities and PV-10 Values(1) presented above reflect the significant decline in commodity prices between year-end 2015 and 2014, and include 368 Bcf (61 MMBOE) of natural gas reserves at Riley Ridge that were reclassified and are no longer considered proved reserves primarily due to lower natural gas prices and increased forecasted operating costs.

Denbury’s estimated proved CO2 reserves at year-end 2015, on a gross or 8/8th’s basis for operated fields, together with its overriding royalty interest in LaBarge Field in Wyoming, totaled 6.7 trillion cubic feet (“Tcf”), reduced from December 31, 2014 CO2 reserves of 8.7 Tcf. Of these total CO2 reserves, 5.5 Tcf are located in the Gulf Coast region and 1.2 Tcf in the Rocky Mountain region.  During 2015, 1.8 Tcf of Riley Ridge CO2 reserves were reclassified and are no longer considered proved reserves primarily as a result of lower natural gas prices.  In addition to these proved CO2 reserves, Denbury is currently purchasing CO2 from two industrial facilities in the Gulf Coast region and a gas processing facility in the Rocky Mountain region, all under long-term contractual agreements.  Although there are no proved CO2 reserves associated with these long-term agreements, they currently supply approximately 15% of the CO2 Denbury is using for its tertiary operations.

2016 CAPITAL BUDGET AND ESTIMATED PRODUCTION

The Company’s 2016 capital budget, excluding acquisitions and capitalized interest, will be approximately $200 million, which has been budgeted at less than half of 2015 levels to more closely match the Company’s estimated cash flow from operations. At this spending level, the Company anticipates 2016 production of between 64,000 and 68,000 BOE/d, a decrease of approximately seven to twelve percent from 2015 levels, with approximately sixty percent of the decrease due to natural declines and the remainder due to production shut-in for economic reasons.

CONFERENCE CALL INFORMATION

Denbury management will host a conference call to review and discuss fourth quarter and full-year 2015 financial and operating results, as well as first quarter and full-year 2016 financial and operating guidance, today, Thursday, February 18, at 10:00 A.M. (Central). Additionally, Denbury has published presentation materials which will be referenced during the conference call. Individuals who would like to participate should dial 800.230.1096 or 612.332.0725 ten minutes before the scheduled start time. To access a live audio webcast of the conference call and accompanying slide presentation, please visit the investor relations section of the Company’s website at www.denbury.com. The webcast will be archived on the website, and a telephonic replay will be accessible for one month after the call by dialing 800.475.6701 or 320.365.3844 and entering confirmation number 324020.

ANNUAL MEETING INFORMATION

Denbury’s 2016 Annual Meeting of Stockholders will be held on Tuesday, May 24, 2016, at 8:00 A.M. (Central), at Denbury’s corporate offices located at 5320 Legacy Drive, Plano, Texas. The record date for determination of shareholders entitled to vote at the annual meeting is the close of business on Tuesday, March 29, 2016.

Denbury is an independent oil and natural gas company with operations focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of its properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to CO2 enhanced oil recovery operations. For more information about Denbury, please visit www.denbury.com.

# # #

This press release, other than historical financial information, contains forward-looking statements that involve risks and uncertainties including estimated 2016 production and capital expenditures, estimated cash generated from operations in 2016, and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent report on Form 10-K. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially. In addition, any forward-looking statements represent the Company’s estimates only as of today and should not be relied upon as representing its estimates as of any future date. Denbury assumes no obligation to update its forward-looking statements.

DENBURY CONTACTS:
Mark C. Allen, Senior Vice President and Chief Financial Officer, 972.673.2000
Ross M. Campbell, Manager of Investor Relations, 972.673.2825

FINANCIAL AND STATISTICAL DATA TABLES AND RECONCILIATION SCHEDULES

Following are unaudited financial highlights for the comparative three and twelve month periods ended December 31, 2015 and 2014 and the three month period ended September 30, 2015. All production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted to equivalent barrels at 6:1.

DENBURY RESOURCES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

The following information is based on GAAP reported earnings, with additional required disclosures included in the Company’s Form 10-K:

	Quarter Ended			Year Ended
	December 31,		Sept. 30,	December 31,
In thousands, except per-share data	2015	2014	2015	2015	2014
Revenues and other income
Oil sales	$254,294	$461,843	$285,742	$1,194,038	$2,338,367
Natural gas sales	3,983	7,750	4,646	18,988	34,106
CO2 and helium sales and transportation fees	7,358	10,682	9,144	30,626	44,643
Interest income and other income	3,982	3,409	4,068	13,908	18,089
Total revenues and other income	269,617	483,684	303,600	1,257,560	2,435,205
Expenses
Lease operating expenses	127,887	158,732	113,902	515,043	647,559
Marketing and plant operating expenses	15,388	14,116	14,458	55,746	64,379
CO2 and helium discovery and operating expenses	1,648	2,993	1,017	4,557	25,222
Taxes other than income	24,151	32,940	25,607	109,992	169,701
General and administrative expenses	27,430	35,332	32,907	144,564	158,343
Interest, net of amounts capitalized of $6,918, $6,789, $8,081, $32,146 and $24,202, respectively	40,081	42,867	39,225	159,268	183,003
Depletion, depreciation, and amortization	112,356	157,118	121,406	531,660	592,972
Commodity derivatives expense (income)	(21,821)	(554,430)	(92,028)	(147,999)	(555,255)
Loss on early extinguishment of debt	—	—	—	—	113,908
Write-down of oil and natural gas properties	1,327,000	—	1,760,600	4,939,600	—
Impairment of goodwill	—	—	1,261,512	1,261,512	—
Other expenses	9,599	12,816	—	9,599	12,816
Total expenses	1,663,719	(97,516)	3,278,606	7,583,542	1,412,648
Income (loss) before income taxes	(1,394,102)	581,200	(2,975,006)	(6,325,982)	1,022,557
Income tax provision (benefit)
Current income taxes	(9,418)	(43,439)	1,184	(8,355)	(42,907)
Deferred income taxes	(499,607)	261,006	(732,064)	(1,932,179)	429,973
Net income (loss)	$(885,077)	$363,633	$(2,244,126)	$(4,385,448)	$635,491

Net income (loss) per common share
Basic	$(2.56)	$1.04	$(6.41)	$(12.57)	$1.82
Diluted	$(2.56)	$1.04	$(6.41)	$(12.57)	$1.81

Dividends declared per common share	$—	$0.0625	$0.0625	$0.1875	$0.2500

Weighted average common shares outstanding
Basic	345,876	348,869	350,052	348,802	348,962
Diluted	345,876	350,627	350,052	348,802	351,167

DENBURY RESOURCES INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Reconciliation of net income (loss) (GAAP measure) to adjusted net income (loss) (non-GAAP measure)(1):

	Quarter Ended			Year Ended
	December 31,		Sept. 30,	December 31,
In thousands	2015	2014	2015	2015	2014
Net income (loss) (GAAP measure)	$(885,077)	$363,633	$(2,244,126)	$(4,385,448)	$635,491
Noncash fair value adjustments on commodity derivatives	56,585	(450,754)	68,649	363,700	(553,834)
Interest income and other income – noncash fair value adjustment – contingent liability	(1,250)	(1,250)	—	(1,250)	(1,250)
Lease operating expenses – special items	—	2,772	(13,715)	(13,715)	(7,134)
Loss on early extinguishment of debt	—	—	—	—	113,908
Write-down of oil and natural gas properties	1,327,000	—	1,760,600	4,939,600	—
Impairment of goodwill	—	—	1,261,512	1,261,512	—
Other expenses – impairment of assets	8,705	12,816	—	8,705	12,816
Estimated income taxes on above adjustments to net income (loss) and other discrete tax items	(508,542)	165,838	(769,497)	(2,041,916)	165,488
Adjusted net income (loss) (non-GAAP measure)	$(2,579)	$93,055	$63,423	$131,188	$365,485

(1)	See “Non-GAAP Measures” at the end of this report.

Reconciliation of cash flows from operations (GAAP measure) to adjusted cash flows from operations (non-GAAP measure)(1):

	Quarter Ended			Year Ended
In thousands	December 31,		Sept. 30,	December 31,
	2015	2014	2015	2015	2014
Net income (loss) (GAAP measure)	$(885,077)	$363,633	$(2,244,126)	$(4,385,448)	$635,491
Adjustments to reconcile to adjusted cash flows from operations
Depletion, depreciation, and amortization	112,356	157,118	121,406	531,660	592,972
Deferred income taxes	(499,607)	261,006	(732,064)	(1,932,179)	429,973
Stock-based compensation	7,967	4,409	7,670	30,604	30,513
Noncash fair value adjustments on commodity derivatives	56,585	(450,754)	68,649	363,700	(553,834)
Loss on early extinguishment of debt	—	—	—	—	113,908
Write-down of oil and natural gas properties	1,327,000	—	1,760,600	4,939,600	—
Impairment of goodwill	—	—	1,261,512	1,261,512	—
Other	10,111	14,391	(1,129)	9,464	19,787
Adjusted cash flows from operations (non-GAAP measure)	129,335	349,803	242,518	818,913	1,268,810
Net change in assets and liabilities relating to operations	35,572	(12,075)	30,158	45,391	(45,985)
Cash flows from operations (GAAP measure)	$164,907	$337,728	$272,676	$864,304	$1,222,825

(1)	See “Non-GAAP Measures” at the end of this report.

DENBURY RESOURCES INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Reconciliation of commodity derivatives income (expense) (GAAP measure) to noncash fair value adjustments on commodity derivatives (non-GAAP measure)(1):

	Quarter Ended			Year Ended
	December 31,		Sept. 30,	December 31,
In thousands	2015	2014	2015	2015	2014
Receipt on settlements of commodity derivatives	$78,406	$103,676	$160,677	$511,699	$1,421
Noncash fair value adjustments on commodity derivatives (non-GAAP measure)	(56,585)	450,754	(68,649)	(363,700)	553,834
Commodity derivatives income (expense) (GAAP measure)	$21,821	$554,430	$92,028	$147,999	$555,255

(1)	See “Non-GAAP Measures” at the end of this report.

OPERATING HIGHLIGHTS (UNAUDITED)

	Quarter Ended			Year Ended
	December 31,		Sept. 30,	December 31,
	2015	2014	2015	2015	2014
Production (daily – net of royalties)
Oil (barrels)	68,398	70,909	67,900	69,165	70,606
Gas (mcf)	21,623	23,796	21,066	22,172	22,955
BOE (6:1)	72,002	74,875	71,410	72,861	74,432
Unit sales price (excluding derivative settlements)
Oil (per barrel)	$40.41	$70.80	$45.74	$47.30	$90.74
Gas (per mcf)	2.00	3.54	2.40	2.35	4.07
BOE (6:1)	38.99	68.17	44.20	45.61	87.33
Unit sales price (including derivative settlements)
Oil (per barrel)	$52.67	$86.67	$71.32	$67.41	$90.82
Gas (per mcf)	2.64	3.60	2.87	2.83	3.99
BOE (6:1)	50.83	83.22	68.66	64.85	87.38
NYMEX differentials
Gulf Coast region
Oil (per barrel)	$(0.87)	$1.20	$0.92	$0.49	$1.73
Gas (per mcf)	(0.07)	(0.01)	(0.22)	(0.15)	0.05
Rocky Mountain region
Oil (per barrel)	$(3.41)	$(9.28)	$(4.73)	$(5.60)	$(10.19)
Gas (per mcf)	(0.52)	(0.73)	(0.55)	(0.52)	(0.53)
Total company
Oil (per barrel)	$(1.74)	$(2.24)	$(0.96)	$(1.55)	$(2.21)
Gas (per mcf)	(0.23)	(0.29)	(0.34)	(0.28)	(0.20)

DENBURY RESOURCES INC.
OPERATING HIGHLIGHTS (UNAUDITED)

	Quarter Ended			Year Ended
	December 31,		Sept. 30,	December 31,
Average Daily Volumes (BOE/d) (6:1)	2015	2014	2015	2015	2014
Tertiary oil production
Gulf Coast region
Mature properties
Brookhaven	1,671	1,579	1,712	1,672	1,759
Eucutta	1,825	1,995	1,922	1,926	2,137
Mallalieu	1,268	1,653	1,427	1,451	1,799
Other mature properties (1)	5,639	5,864	5,885	5,781	6,122
Total mature properties	10,403	11,091	10,946	10,830	11,817
Delhi	3,898	3,743	3,676	3,688	4,340
Hastings	5,082	4,811	5,114	5,061	4,777
Heidelberg	5,635	6,164	5,600	5,785	5,707
Oyster Bayou	5,831	5,638	5,962	5,898	4,683
Tinsley	7,522	8,767	7,311	8,119	8,507
Total Gulf Coast region	38,371	40,214	38,609	39,381	39,831
Rocky Mountain region
Bell Creek	2,806	1,659	2,225	2,221	1,248
Total Rocky Mountain region	2,806	1,659	2,225	2,221	1,248
Total tertiary oil production	41,177	41,873	40,834	41,602	41,079
Non-tertiary oil and gas production
Gulf Coast region
Mississippi	1,800	2,099	1,592	1,638	2,318
Texas	6,470	6,677	6,508	6,443	6,290
Other	800	1,082	846	889	1,061
Total Gulf Coast region	9,070	9,858	8,946	8,970	9,669
Rocky Mountain region
Cedar Creek Anticline	17,875	18,553	17,515	17,997	18,834
Other	3,880	4,591	4,115	4,292	4,850
Total Rocky Mountain region	21,755	23,144	21,630	22,289	23,684
Total non-tertiary production	30,825	33,002	30,576	31,259	33,353
Total production	72,002	74,875	71,410	72,861	74,432

(1)	Other mature properties include Cranfield, Little Creek, Lockhart Crossing, Martinville, McComb and Soso fields.

DENBURY RESOURCES INC.
PER-BOE DATA (UNAUDITED)

	Quarter Ended			Year Ended
	December 31,		Sept. 30,	December 31,
	2015	2014	2015	2015	2014
Oil and natural gas revenues	$38.99	$68.17	$44.20	$45.61	$87.33
Receipt on settlements of commodity derivatives	11.84	15.05	24.46	19.24	0.05
Lease operating expenses – excluding special items	(19.31)	(22.64)	(19.43)	(19.88)	(24.10)
Lease operating expenses – special items	—	(0.40)	2.09	0.51	0.26
Production and ad valorem taxes	(3.33)	(4.25)	(3.19)	(3.60)	(5.72)
Marketing expenses, net of third-party purchases, and plant operating expenses	(2.02)	(1.61)	(1.91)	(1.82)	(1.76)
Production netback	26.17	54.32	46.22	40.06	56.06
CO2 and helium sales, net of operating and exploration expenses	0.86	1.12	1.24	0.98	0.71
General and administrative expenses	(4.14)	(5.13)	(5.01)	(5.44)	(5.83)
Interest expense, net	(6.05)	(6.22)	(5.97)	(5.99)	(6.74)
Other	2.68	6.69	0.43	1.18	2.50
Changes in assets and liabilities relating to operations	5.37	(1.75)	4.59	1.71	(1.69)
Cash flows from operations	24.89	49.03	41.50	32.50	45.01
DD&A	(16.96)	(22.81)	(18.48)	(19.99)	(21.83)
Write-down of oil and natural gas properties	(200.33)	—	(267.99)	(185.74)	—
Impairment of goodwill	—	—	(192.02)	(47.44)	—
Deferred income taxes	75.42	(37.89)	111.43	72.65	(15.83)
Loss on early extinguishment of debt	—	—	—	—	(4.19)
Noncash fair value adjustments on commodity derivatives	(8.55)	65.44	(10.45)	(13.67)	20.39
Other noncash items	(8.08)	(0.98)	(5.57)	(3.21)	(0.16)
Net income (loss)	$(133.61)	$52.79	$(341.58)	$(164.90)	$23.39

CAPITAL EXPENDITURE SUMMARY (UNAUDITED) (1)

	Quarter Ended			Year Ended
	December 31,		Sept. 30,	December 31,
In thousands	2015	2014	2015	2015	2014
Capital expenditures by project
Tertiary oil fields	$66,484	$186,980	$36,845	$199,923	$629,790
Non-tertiary fields	26,468	53,479	22,620	101,667	240,187
Capitalized internal costs (2)	16,088	16,278	16,309	66,308	67,908
Oil and natural gas capital expenditures	109,040	256,737	75,774	367,898	937,885
CO2 pipelines	4,309	21,060	3,839	14,444	45,672
CO2 sources (3)	5,957	18,958	7,204	23,643	56,460
Other	574	628	559	1,177	1,853
Capital expenditures, before acquisitions and capitalized interest	119,880	297,383	87,376	407,162	1,041,870
Acquisitions of oil and natural gas properties	3,010	7,090	796	25,765	8,773
Capital expenditures, before capitalized interest	122,890	304,473	88,172	432,927	1,050,643
Capitalized interest	6,918	6,789	8,081	32,146	24,202
Capital expenditures, total	$129,808	$311,262	$96,253	$465,073	$1,074,845

(1)	Capital expenditure amounts include accrued capital.

(2)	Includes capitalized internal acquisition, exploration and development costs and pre-production tertiary startup costs.

(3)	Includes capital expenditures related to the Riley Ridge gas processing facility.

DENBURY RESOURCES INC.
SELECTED BALANCE SHEET AND CASH FLOW DATA (UNAUDITED)

	December 31,
In thousands	2015	2014
Cash and cash equivalents	$2,812	$23,153
Total assets	5,919,824	12,727,802

Borrowings under bank credit facility	$175,000	$395,000
Borrowings under senior subordinated notes (principal only)	2,852,250	2,852,735
Financing and capital leases	283,090	323,624
Total debt (principal only)	$3,310,340	$3,571,359

Total stockholders’ equity	$1,248,912	$5,703,856

	Year Ended
	December 31,
In thousands	2015	2014
Cash provided by (used in)
Operating activities	$864,304	$1,222,825
Investing activities	(550,185)	(1,076,755)
Financing activities	(334,460)	(135,104)

Cash dividends paid	$65,426	$87,044

NON-GAAP MEASURES

Adjusted net income (loss) is a non-GAAP measure provided as a supplement to present an alternative net income measure which excludes expense and income items (and their related tax effects) not directly related to the Company’s ongoing operations. The excluded items for the periods presented are those which reflect the write-down of oil and natural gas properties, impairment of goodwill, noncash fair value adjustments on the Company’s commodity derivative contracts, special items included in lease operating expenses, fair value adjustments regarding a contingent liability, the cost of early debt extinguishment, and impairment of assets. Management believes that adjusted net income (loss) may be helpful to investors, and is widely used by the investment community, while also being used by management, in evaluating the comparability of the Company’s ongoing operational results and trends. Adjusted net income (loss) should not be considered in isolation or as a substitute for net income reported in accordance with GAAP, but rather to provide additional information useful in evaluating the Company’s operational trends and performance.

Adjusted cash flow from operations is a non-GAAP measure that represents cash flows provided by operations before changes in assets and liabilities, as summarized from the Company’s Consolidated Statements of Cash Flows. Adjusted cash flow from operations measures the cash flows earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. Management believes that it is important to consider this additional measure, along with cash flows from operations, as it believes the non-GAAP measure can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs and so forth, without regard to whether the earned or incurred item was collected or paid during that period.

Noncash fair value adjustments on commodity derivatives is a non-GAAP measure and is different from “Commodity derivatives expense (income)” in the Consolidated Statements of Operations in that the noncash fair value adjustments on commodity derivatives represents only the net change between periods of the fair market values of open commodity derivative positions, and excludes the impact of settlements on commodity derivatives during the period. Management believes that noncash fair value adjustments on commodity derivatives is a useful supplemental disclosure to “Commodity derivatives expense (income)” because the GAAP measure also includes settlements on commodity derivatives during the period; the non-GAAP measure is widely used within the industry and by securities analysts, banks and credit rating agencies in calculating EBITDA and in adjusting net income to present those measures on a comparative basis across companies, as well as to assess compliance with certain debt covenants.

PV-10 Value is a non-GAAP measure and is different than the Standardized Measure of Discounted Future Net Cash Flows (“Standardized Measure”), which measure at year-end 2015 will be presented in Denbury’s upcoming Form 10-K, in that PV-10 Value is a pre-tax number, while the Standardized Measure includes the effect of estimated future income taxes.  Denbury’s 2015 and 2014 year-end estimated proved oil and natural gas reserves and proved CO2 reserves quantities were prepared by the independent reservoir engineering firm of DeGolyer and MacNaughton.